UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 4, 2012

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 100, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-
4(c))

Item 1.01 Entry into a Material Definitive Agreement.

SecureAlert, Inc. (the “Registrant”) entered into a Stock Purchase Agreement with Gary Shelton, Larry Gardner and Sue Gardner (the “Buyers”) whereby the Buyers purchased all of the issued and outstanding capital stock of Midwest Monitoring & Surveillance, Inc. (“MMS”) a wholly-owned subsidiary of the Registrant (the “Agreement”).  The Agreement is effective as of October 1, 2012.

On December 1, 2007, the Registrant entered into a stock purchase agreement to purchase MMS from the Buyers (the “Original Transfer Agreement”).  Under the terms of the Original Transfer Agreement the Registrant currently owed the Buyers $300,000.00 plus a percentage of future revenue, estimated to be approximately $350,000.00, for a total of $650,000.00.  Buyers have agreed to repurchase MMS from the Registrant on terms contained in the Agreement.

The purchase price payable by the Buyers to the Registrant under the Agreement is equal to all sums owed or potentially owed by the Registrant to the Buyers as of the effective date of the transaction (October 1, 2012).  Specifically, the Registrant’s obligation for payment under the Original Transfer Agreement, as amended, as well as any ancillary document entered into by the Registrant and the Sellers, including employment agreements, promissory notes, and amendments to the Original Transfer Agreement, plus $100,000.00 in cash, currently held as security for the performance bond known as the “Moose Lake Bond.”  The payment of the cash portion of the purchase price under the Agreement is evidenced by a promissory note made by MMS in favor of the Registrant in the principal amount of $100,000.00.

Pursuant to the Agreement, the parties also entered into a mutual release of all claims related to past transactions and the business relationship between the Registrant and the Buyers.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is furnished with this Current Report on Form 8-K:

10.1  Stock Purchase Agreement, effective as of October 1, 2012 by and between SecureAlert, Inc., Gary Shelton, Larry Gardner, Sue Gardner and Midwest Monitoring & Surveillance, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

	By:	/s/ Chad D. Olsen
Dated: December 7, 2012		Chad D. Olsen, CFO